--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

       Date of Report (Date of earliest event reported) November 12, 1997

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967

 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (910) 889-5161
             (Registrant's telephone number, including area code)





         (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (2 pages) and Financial Information Release (11 pages), both dated November 12, 1997, related to the quarter ended November 2, 1997.

Forward Looking Information. The discussion in this Form 8-K may contain statements that could be deemed forward-looking statements, which are inherently subject to risks and uncertainties. These statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could adversely affect the company.





                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Franklin N. Saxon
                                     Senior Vice President and
                                     Chief Financial Officer


                              By:    Stephen T. Hancock
                                     Stephen T. Hancock
                                     General Accounting Manager




Dated:   November 12,  1997

Culp Reports Second Quarter Gains
Page 2
November 12, 1997






FOR IMMEDIATE RELEASE

            CULP REPORTS INCREASED SECOND QUARTER SALES AND EARNINGS

                NET INCOME RISES 21% TO NEW SECOND-QUARTER RECORD

HIGH POINT, N.C. (November 12, 1997) Culp, Inc. (NYSE: CFI) today reported sales and earnings for the second quarter and first half of its 1998 fiscal year.

For the three months ended November 2, 1997, Culp reported that net sales increased 17% to $122.9 million compared with $105.2 million a year ago. Net income for the quarter increased 21% to $4.5 million compared with $3.7 million. Earnings per share increased 9% to $0.36 on 12.7 million average shares outstanding versus $0.33 per share on 11.3 million average shares outstanding.

The gains for the second quarter brought net sales for the first half to $222.4 million, up 14% from $195.7 million in the first six months of fiscal 1997. Net income for the first half increased to $7.4 million compared with $5.9 million. Earnings per share rose 12% to $0.58 on 12.6 million average shares outstanding versus $0.52 per share on 11.3 million average shares outstanding in the year-earlier period.

The increase of 12% in the average number of shares outstanding for the second quarter and first six months was due principally to the Company's secondary offering completed in February 1997.

The Company noted that $10.7 million of the increase in net sales for the second quarter is attributable to the Phillips Mills acquisition, which was completed at the beginning of the second quarter.

"These results marked the 20th consecutive quarter of record earnings versus the comparable year-earlier period," said Robert G. Culp, III, chief executive officer. "We are particularly pleased with the higher net sales and earnings considering the slower growth in demand that we have experienced thus far this year, particularly for certain categories of upholstery fabrics from U.S.-based residential furniture customers. We had not expected business to be as robust this year, and our results appear generally to mirror industry-wide trends. We did achieve a 10% gain in sales to U.S.-based accounts during the second quarter, aided by continuing gains from our Home Fashions business unit, and the incremental sales from the Phillips Mills acquisition. Our sales of mattress ticking are up significantly from a year ago, reflecting the success of the wider variety of new textures and patterns that we are introducing. Sales from our Home Fashions group are also benefiting from Culp's ongoing capital investment program and, in particular, projects that have substantially increased our capacity for manufacturing wide jacquard unfinished goods. The success we are having in expanding this portion of our business relates both to the value of our new designs and a consistent ability to meet customers' delivery schedules."

                                     -MORE-

Culp added, "The momentum in our international business remains positive. Shipments to customers outside the United States increased 36% for the second quarter and accounted for 29% of net sales. We are benefiting from a stronger competitive presence in established markets such as Europe and the Middle East and from greater penetration into faster growing regions such as Asia and the Far East.

"A highlight of Culp's progress thus far in fiscal 1998 has been the results of our ongoing initiative to pursue complementary acquisitions. The performance for the second quarter includes the initial contribution from the assets we acquired from Phillips Mills in August. The assimilation of these additional resources is proceeding as planned. A main factor driving that transaction was the ability to broaden our marketing base, especially in upholstery fabrics for motion and other casual styles of furniture. The agreement signed last month to acquire Artee Industries principally represents a means to further our vertical integration. The addition of Artee's WrapSpun TM, open-end spun and chenille yarns will also support the accelerated design initiatives of each of our business units to produce fabrics that embody innovative textures and styles. An important aspect of our strategic planning is maintaining the financial resources that will enable us to consider future opportunities for other acquisitions."

Culp, Inc. is the world's largest manufacturer and marketer of upholstery fabrics for furniture and is a leading producer of mattress ticking for bedding. The Company's fabrics are used primarily in the production of residential and commercial furniture and bedding products.

                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)
                                             Three Months Ended
                                 ---------------------------------------------
                                      November 2,               October 27,
                                         1997                      1996
                                 --------------------      -------------------
Net sales                        $        122,926,000      $       105,204,000
Net income                       $          4,505,000      $         3,710,000
Earnings per share               $               0.36      $              0.33
Average shares outstanding                 12,668,000               11,312,000

                                              Six Months Ended
                                 ---------------------------------------------
                                       November 2,               October 27,
                                          1997                      1996
                                 ---------------------      ------------------
Net sales                        $        222,424,000      $       195,733,000
Net income                       $          7,355,000      $         5,920,000
Earnings per share               $               0.58      $              0.52
Average shares outstanding                 12,649,000               11,304,000



                                      -END-

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                         CONSOLIDATED INCOME STATEMENTS
 FOR THE THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 2, 1997 AND OCTOBER 27, 1996

                (Amounts in Thousands, Except for Per Share Data)

                                                      THREE MONTHS ENDED (UNAUDITED)
                                   ----------------------------------------------------------------------

                                            Amounts                                  Percent of Sales
                                   --------------------------                    --------------------------
                                   November 2,   October 27,     % Over
                                      1997          1996         (Under)           1998          1997
                                   ------------  ------------  ------------      ------------  ------------

Net sales                       $      122,926       105,204        16.8 %           100.0 %       100.0 %
Cost of sales                          100,191        86,082        16.4 %            81.5 %        81.8 %
                                   ------------  ------------  ------------      ------------  ------------
        Gross profit                    22,735        19,122        18.9 %            18.5 %        18.2 %

Selling, general and
  administrative expenses               13,632        11,704        16.5 %            11.1 %        11.1 %
                                   ------------  ------------  ------------      ------------  ------------
        Income from operations           9,103         7,418        22.7 %             7.4 %         7.1 %

Interest expense                         1,820         1,242        46.5 %             1.5 %         1.2 %
Interest income                           (72)          (60)        20.0 %           (0.1) %       (0.1) %
Other expense (income), net                425           301        41.2 %             0.3 %         0.3 %
                                   ------------  ------------  ------------      ------------  ------------
        Income before income taxes       6,930         5,935        16.8 %             5.6 %         5.6 %

Income taxes  *                          2,425         2,225         9.0 %            35.0 %        37.5 %
                                   ------------  ------------  ------------      ------------  ------------
        Net income              $        4,505         3,710        21.4 %             3.7 %         3.5 %
                                   ============  ============  ============      ============  ============

Average shares outstanding              12,668        11,312        12.0 %
Net income per share                     $0.36         $0.33         9.1 %
Dividends per share                    $0.0350       $0.0325         7.7 %



                                                       SIX MONTHS ENDED (UNAUDITED)
                                   ----------------------------------------------------------------------

                                            Amounts                                  Percent of Sales
                                   --------------------------                    --------------------------
                                   November 2,   October 27,     % Over
                                      1997          1996         (Under)           1998          1997
                                   ------------  ------------  ------------      ------------  ------------

Net sales                       $      222,424       195,733        13.6 %           100.0 %       100.0 %
Cost of sales                          182,956       160,691        13.9 %            82.3 %        82.1 %
                                   ------------  ------------  ------------      ------------  ------------
        Gross profit                    39,468        35,042        12.6 %            17.7 %        17.9 %

Selling, general and
  administrative expenses               24,548        22,568         8.8 %            11.0 %        11.5 %
                                   ------------  ------------  ------------      ------------  ------------
        Income from operations          14,920        12,474        19.6 %             6.7 %         6.4 %

Interest expense                         3,100         2,424        27.9 %             1.4 %         1.2 %
Interest income                           (162)         (117)       38.5 %            (0.1) %       (0.1) %
Other expense (income), net                667           696        (4.2) %            0.3 %         0.4 %
                                   ------------  ------------  ------------      ------------  ------------
        Income before income taxes      11,315         9,471        19.5 %             5.1 %         4.8 %

Income taxes  *                          3,960         3,551        11.5 %            35.0 %        37.5 %
                                   ------------  ------------  ------------      ------------  ------------
        Net income              $        7,355         5,920        24.2 %             3.3 %         3.0 %
                                   ============  ============  ============      ============  ============

Average shares outstanding              12,649        11,304        11.9 %
Net income per share                     $0.58         $0.52        11.5 %
Dividends per share                    $0.0700       $0.0650         7.7 %

 * Percent of sales column is calculated as a % of income before income taxes.


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
              NOVEMBER 2, 1997, OCTOBER 27, 1996 AND APRIL 27, 1997

                        (Unaudited, Amounts in Thousands)

                                                       Amounts                  Increase
                                             ----------------------------
                                              November 2,    October 27,       (Decrease)        * April 27,
                                                                         ------------------------
                                                 1997           1996      Dollars       Percent     1997
                                             --------------  ----------- -----------    --------- --------
Current assets
     Cash and cash investments             $         1,209          744         465      62.5 %       830
     Accounts receivable                            74,314       52,202      22,112      42.4 %    56,691
     Inventories                                    70,192       52,300      17,892      34.2 %    53,463
     Other current assets                            6,136        3,697       2,439      66.0 %     5,450
                                             --------------  ----------- -----------    --------- --------
              Total current assets                 151,851      108,943      42,908      39.4 %   116,434

Restricted investments                               8,258        5,379       2,879      53.5 %    11,018
Property, plant & equipment, net                   107,377       80,316      27,061      33.7 %    91,231
Goodwill                                            49,778       22,568      27,210     120.6 %    22,262
Other assets                                         3,715        2,321       1,394      60.1 %     3,007
                                             --------------  ----------- -----------    --------- --------

              Total assets                 $       320,979      219,527     101,452      46.2 %   243,952
                                             ==============  =========== ===========    ========= ========



Current Liabilities
     Current maturities of long-term dept  $           100        7,100     (7,000)     (98.6)%       100
     Accounts payable                               36,709       26,936       9,773      36.3 %    29,903
     Accrued expenses                               15,175       16,841     (1,666)     (9.9) %    15,074
     Income taxes payable                            1,034          836         198      23.7 %     1,580
                                             --------------  ----------- -----------    --------- --------
              Total current liabilities             53,018       51,713       1,305       2.5 %    46,657

Long-term debt                                     139,991       72,891      67,100      92.1 %    76,541

Deferred income taxes                                9,965        8,088       1,877      23.2 %     9,965
                                             --------------  ----------- -----------    --------- --------
              Total liabilities                    202,974      132,692      70,282      53.0 %   133,163

Shareholders' equity                               118,005       86,835      31,170      35.9 %   110,789
                                             --------------  ----------- -----------    --------- --------

              Total liabilities and
              shareholders' equity         $       320,979      219,527     101,452      46.2 %   243,952
                                             ==============  =========== ===========    ========= ========

Shares outstanding                                  12,687       11,339       1,348      11.9 %    12,609
                                             ==============  =========== ===========    ========= ========


* Derived from audited financial
statements.

                                   CULP, INC.
                          FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE SIX MONTHS ENDED NOVEMBER 2, 1997 AND OCTOBER 27, 1996
                        (Unaudited, Amounts in Thousands)

                                                                         SIX MONTHS ENDED
                                                                     --------------------------

                                                                             Amounts
                                                                     -------------------------
                                                                     November 2,   October 27,
                                                                        1997         1996
                                                                     -----------  ------------

Cash flows from operating activities:
    Net income                                                   $        7,355         5,920
    Adjustments to reconcile net income to net
       cash provided by (used in) operating activities:
          Depreciation                                                    6,869         6,321
          Amortization of intangible assets                                 533           444
          Provision for deferred income taxes                                 0             0
          Changes in assets and liabilities, net of the effects
            business acquired:
             Accounts receivable                                        (17,623)         (164)
             Inventories                                                (11,813)       (4,905)
             Other current assets                                          (686)          470
             Other assets                                                  (188)          (22)
             Accounts payable                                            10,668         3,220
             Accrued expenses                                               295         4,277
             Income taxes payable                                          (546)          639
                                                                     -----------  -----------
               Net cash provided by (used in)operating activities        (5,136)       16,200
                                                                     -----------  ------------
Cash flows from investing activities:
    Capital expenditures                                                (19,216)       (9,676)
    Purchases of restricted investments                                  (8,662)         (107)
    Purchase of investments to fund deferred compensation liability        (581)            0
    Sale of restricted investments                                       11,422             2
    Business acquired                                                   (36,628)            0
                                                                     -----------  ------------
               Net cash used in investing activities                    (53,665)       (9,781)
                                                                     -----------  ------------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt                             63,500         1,000
    Principal payments on long-term debt                                    (50)       (3,050)
    Change in accounts payable-capital expenditures                      (3,862)       (3,592)
    Dividends paid                                                        (889)         (735)
    Proceeds from common stock issued                                       481           204
                                                                     -----------  ------------
               Net cash provided by (used in) financing activities       59,180        (6,173)
                                                                     -----------  ------------

Increase in cash and cash investments                                       379           246

Cash and cash investments at beginning of period                            830           498
                                                                     -----------  ------------

Cash and cash investments at end of period                       $        1,209           744
                                                                     ===========  ============


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                NOVEMBER 2, 1997


                                          FISCAL 97                              FISCAL 98
                                         -------------   ----------------------------------------------------------   --------------
                                              Q2              Q1             Q2            Q3             Q4               LTM
                                         -------------   ----------------------------------------------------------   --------------

INVENTORIES
        Inventory turns                           6.6            5.8            6.1

RECEIVABLES
        Days sales in receivables                 45             50             55
        Percent current & less than 30
          days past due                         99.9%          95.0%          97.8%

WORKING CAPITAL
        Current ratio                             2.1            3.6            2.9
        Working capital turnover                  5.4            5.1            4.8
        Working capital                       $57,230        $88,969        $98,833
        Working capital as a % of sales (4)     18.4%          23.8%          21.9%

PROPERTY, PLANT & EQUIPMENT
        Depreciation rate                        8.1%           7.1%           7.4%
        Percent property, plant &
          equipment are depreciated             48.6%          46.8%          45.3%
        Capital expenditures                  $26,958 (1)     $9,153        $10,063

PROFITABILITY
        Net profit margin                        3.5%           2.9%           3.7%                                          3.6%
        Gross profit margin                     18.2%          16.8%          18.5%                                         18.1%
        Operating income margin                  7.1%           5.8%           7.4%                                          7.0%
        SG & A expenses/net sales               11.1%          11.0%          11.1%                                         11.1%
        Return on average total capital          9.3%           7.6%          10.0%                                          9.6%
        Return on average equity                17.4%          10.2%          15.6%                                         14.7%
        Earnings per share                      $0.33          $0.23          $0.36                                         $1.23

LEVERAGE (3)
        Total liabilities/equity               152.8%         123.1%         172.0%
        Funded debt/equity                      85.9%          77.4%         111.7%
        Funded debt/capital employed            46.2%          43.6%          52.8%
        Funded debt                           $74,612        $87,930       $131,833
        Funded debt/EBITDA (LTM)                 1.97           2.18           3.10
        EBITDA/Interest expense, net (LTM)                                                                                    8.5

OTHER
        Book value per share                    $7.66          $8.98          $9.30
        Employees at quarter end                3,098          3,180          3,554
        Sales per employee (annualized)      $138,000       $125,000       $146,000
        Capital employed (3)                 $161,447       $201,467       $249,838
        Effective income tax rate               37.5%          35.0%          35.0%
        EBITDA (2)                            $10,540         $9,012        $12,643                                       $42,516
        EBITDA/net sales                        10.0%           9.1%          10.3%                                         10.0%

  (1) Expenditures for entire
year
  (2) Earnings before interest, income taxes, and depreciation & amortization.
  (3) Total liabilities, long-term debt, funded debt and capital employed are all net of restricted investments.
  (4) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (5) LTM represents "Latest Twelve
Months"

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     SALES BY PRODUCT CATEGORY/BUSINESS UNIT
   FOR THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 2, 1997 AND OCTOBER 27, 1996


                                   (Amounts in thousands)

                                               THREE MONTHS ENDED (UNAUDITED)
                                 ------------------------------------------------------------

                                       Amounts                        Percent of Total Sales
                                 --------------------                 -----------------------
                                 November 2, October 27,   % Over
Product Category/Business Unit      1997       1996        (Under)        1998        1997
------------------------------   ---------  ---------   ------------  ----------   ----------
Upholstery Fabrics
    Culp Textures             $    24,454     24,001        1.9 %       19.9 %      22.8 %
    Rossville/Chromatex            21,602     21,722       (0.6) %      17.6 %      20.6 %
                                 ---------  ---------   ------------  ----------   ----------
                                   46,056     45,723        0.7 %       37.5 %      43.5 %

    Velvets/Prints                 43,928     40,233        9.2 %       35.7 %      38.2 %

    Phillips                       10,725          0      100.0 %        8.7 %       0.0 %
                                 ---------  ---------   ------------  ----------   ----------
                                  100,709     85,956       17.2 %       81.9 %      81.7 %
Mattress Ticking
    Culp Home Fashions             22,217     19,248       15.4 %       18.1 %      18.3 %
                                 ---------  ---------   ------------  ----------   ----------

                            * $   122,926    105,204       16.8 %      100.0 %     100.0 %
                                 =========  =========   ============  ==========   ==========


                                                SIX MONTHS ENDED (UNAUDITED)
                                 ------------------------------------------------------------

                                       Amounts                        Percent of Total Sales
                                 --------------------                 -----------------------
                                 November 2, October 27,  % Over
Product Category/Business Unit      1997       1996        (Under)      1998        1997
------------------------------   ---------  ---------   ------------  ----------   ----------
Upholstery Fabrics
    Culp Textures             $    46,147     44,802        3.0 %       20.7 %      22.9 %
    Rossville/Chromatex            39,723     39,887       (0.4)%       17.9 %      20.4 %
                                 ---------  ---------   ------------  ----------   ----------
                                   85,870     84,689        1.4 %       38.6 %      43.3 %

    Velvets/ Prints                82,325     75,100        9.6 %       37.0 %      38.4 %

    Phillips                       10,725          0      100.0 %        4.8 %       0.0 %
                                 ---------  ---------   ------------  ----------   ----------
                                  178,920    159,789       12.0 %       80.4 %      81.6 %
Matress Ticking
    Culp Home Fashions             43,504     35,944       21.0 %       19.6 %      18.4 %
                                 ---------  ---------   ------------  ----------   ----------

                            * $   222,424    195,733       13.6 %      100.0 %     100.0 %
                                 =========  =========   ============  ==========   ==========



*U.S. sales were $87,622 and $79,304 for the three months of fiscal 1998 and fiscal 1997, respectively;
 and $162,029 and $149,860 for the six months of fiscal 1998 and fiscal 1997, respectively.
 The percentage increase in U.S. sales was 10 % for the three months and an increase of 8 % for the six months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
   FOR THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 2, 1997 AND OCTOBER 27, 1996


                                     (Amounts in thousands)

                                                 THREE MONTHS ENDED (UNAUDITED)
                                ------------------------------------------------------------------

                                        Amounts                           Percent of Total Sales
                                -------------------------                -------------------------
                                November 2,   October 27,    % Over
      Geographic Area              1997          1996        (Under)         1998          1997
----------------------------    ------------  -----------  ------------  -----------    ----------
North America (Excluding USA) $       8,162        8,016      1.8 %         23.1 %       30.9 %
Europe                                6,624        5,716     15.9 %         18.8 %       22.1 %
Middle East                           7,439        5,079     46.5 %         21.1 %       19.6 %
Far East & Asia                       9,720        5,019     93.7 %         27.5 %       19.4 %
South America                         1,216          632     92.4 %          3.4 %        2.4 %
All other areas                       2,143        1,438     49.0 %          6.1 %        5.6 %
                                ------------  -----------  ------------  -----------    ----------

                              $      35,304       25,900     36.3 %        100.0 %      100.0 %
                                ============  ===========  ============  ===========    ==========


                                                  SIX MONTHS ENDED (UNAUDITED)
                                ------------------------------------------------------------------

                                        Amounts                           Percent of Total Sales
                                -------------------------                -------------------------
                                November 2,   October 27,    % Over
      Geographic Area              1997          1996        (Under)         1998          1997
----------------------------    ------------  -----------  ------------  -----------    ----------
North America (Excluding USA)  $     15,206       14,073      8.1 %         25.2 %       30.7 %
Europe                               11,125       10,483      6.1 %         18.4 %       22.9 %
Middle East                          14,003        9,156     52.9 %         23.2 %       20.0 %
Far East & Asia                      15,662        8,815     77.7 %         25.9 %       19.2 %
South America                         1,462          999     46.3 %          2.4 %        2.2 %
All other areas                       2,937        2,347     25.1 %          4.9 %        5.1 %
                                ------------  -----------  ------------  -----------    ----------

                            $        60,395       45,873     31.7 %        100.0 %      100.0 %
                                ============  ===========  ============  ===========    ==========


International sales, and the percentage of total sales, for each of the last six fiscal years follows: fiscal 1992-$ 34,094 (18%); fiscal 1993-$ 40,729 (20%);
fiscal  1994-$ 44,038  (18%);  fiscal 1995-$ 57,971 (19%);  fiscal 1996-$ 77,397
(22%); and fiscal 1997-$ 101,571 (25%). International sales for the second quarter represented 29% and 25% for 1998 and 1997, respectively. Year-to-date international sales represented 27% and 23% of total sales for 1998 and 1997, respectively.

Certain amounts for fiscal year 1997 have been reclassified to conform with the fiscal year 1998 presentation. Additionally, certain amounts were reclassified from the fiscal year 1998 first quarter presentation.

                                   Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1996 vs 1997 vs 1998

                             (Amounts in thousands)

                                            Fiscal 1996                                       Fiscal 1997
                           -----------------------------------------------   ----------------------------------------------
Product Category/Business Units  Q1      Q2        Q3       Q4     TOTAL         Q1     Q2        Q3        Q4      TOTAL
---------------------------

Upholstery Fabrics
    Culp Textures             17,584   22,715    20,685   23,400   84,384      20,801  24,001    20,389   23,027    88,218
    Rossville/Chromatex       15,358   17,960    18,567   22,318   74,203      18,165  21,722    18,953   20,672    79,512
                           -----------------------------------------------   ----------------------------------------------
                              32,942   40,675    39,252   45,718  158,587      38,966  45,723    39,342   43,699   167,730

    Velvets/Prints            23,523   32,081    31,836   38,261  125,701      34,867  40,233    40,387   40,980   156,467

    Phillips
                                   -        -         -        -        -           -       -         -        -         -
                           -----------------------------------------------   ----------------------------------------------
                              56,465   72,756    71,088   83,979  284,288      73,833  85,956    79,729   84,679   324,197

Mattress Ticking
    Culp Home Fashions        15,892   17,916    15,388   18,183   67,379      16,696  19,248    17,739   20,999    74,682
                           -----------------------------------------------   ----------------------------------------------

                              72,357   90,672    86,476  102,162  351,667      90,529 105,204    97,468  105,678   398,879
                           ===============================================   ==============================================



                                   Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1996 vs 1997 vs 1998

                             (Amounts in thousands)

                                               Fiscal 1998
                             -----------------------------------------------
Product Category/Business Unit   Q1        Q2        Q3        Q4     TOTAL
---------------------------

Upholstery Fabrics
    Culp Textures               21,693    24,454                      46,147
    Rossville/Chromatex         18,121    21,602                      39,723
                             -----------------------------------------------
                                39,814    46,056                      85,870

    Velvets/Prints              38,397    43,928                      82,325

    Phillips                              10,725                      10,725
                                     -
                             -----------------------------------------------
                                78,211   100,709                     178,920

Mattress Ticking
    Culp Home Fashions          21,287    22,217                      43,504
                             -----------------------------------------------

                                99,498   122,926                     222,424
                             ===============================================

                                Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1996 vs 1997 vs 1998

                             (Amounts in thousands)



                                                                              Percent increase(decrease) from prior year:
                                                                                    Product Category/Business Units
-------------------------------------------------------------------------------------------------------------------------------
                                            Fiscal 1996                                       Fiscal 1997
                           -----------------------------------------------   --------------------------------------------------
Upholstery Fabrics
    Culp Textures              (10.3)    (0.5)     (1.2)     7.6     (0.9)       18.3     5.7      (1.4)    (1.6)       4.5 3
    Rossville/Chromatex          1.4     14.0      13.2     35.5     16.4        18.3    20.9       2.1     (7.4)       7.2 2)
                           -----------------------------------------------   --------------------------------------------------
                               (5.2)      5.4       5.1     19.7      6.5        18.3    12.4       0.2     (4.4)       5.8 2

    Velvets/Prints              13.9     21.3      12.5     21.8     17.7        48.2    25.4      26.9      7.1       24.5 1

    Phillips
                                   -        -         -        -        -           -       -         -        -         -
                           -----------------------------------------------   --------------------------------------------------
                                 1.9     11.9       8.3     20.6     11.2        30.8    18.1      12.2      0.8      14.0

Mattress Ticking
    Culp Home Fashions          45.1     33.6      26.7     14.9     28.8         5.1     7.4      15.3     15.5      10.8
                           -----------------------------------------------   -------------------------------------------------

                                 9.1     15.6      11.2     19.6     14.2        25.1    16.0      12.7      3.4      13.4
                           ===============================================   =================================================

   Overall Growth Rate

Internal (without acquisitions)  6.4     13.0       8.7     19.6     12.3        25.1    16.0      12.7      3.4      13.4
External                         2.7      2.6       2.5               1.9
                                                               -                    -       -         -        -         -
                           -----------------------------------------------   -------------------------------------------------
                           ===============================================   =================================================

                   Percent increase(decrease) from prior year:
                         Product Category/Business Units
----------------------------------------------------------------------------
                                             Fiscal 1998
                             -----------------------------------------------
Upholstery Fabrics
    Culp Textures                  4.3       1.9                        3.0
    Rossville/Chromatex           (0.2)     (0.6)                      (0.4)
                            -----------------------------------------------
                                   2.2       0.7                        1.4

    Velvets/Prints                10.1       9.2                        9.6

    Phillips                       -                                    -
                            -----------------------------------------------
                                  5.9       17.2                       12.0

Mattress Ticking
    Culp Home Fashions           27.5       15.4                       21.0
                            -----------------------------------------------

                                  9.9       16.8                       13.6
                            ===============================================

   Overall Growth Rate

Internal (without acquisitions)   9.9       6.6                        8.1
External                                   10.2                        5.5
                            -----------------------------------------------
                            ===============================================


                                                                 (Page 8 of 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
 for the three and six month periods ended November 2, 1997 and October 27, 1996


INCOME STATEMENT COMMENTS

GENERAL - Net sales increased 16.8 % to $122.9 million and net income increased 21.4% to $ 4.5 million for the second quarter, as compared with the same quarter of last year. This performance marks the 20th consecutive quarter of record earnings and the 18th consecutive quarter of record sales (based on comparable year-earlier periods). Net sales for the quarter without including Phillips Mills increased 6.7% versus the same quarter of last year. The company's net profit margin increased slightly to 3.7 % from 3.5 % for the quarter. Also, the company achieved a return on average shareholder's equity of 12.9 % for the first six months. The company acquired Phillips Mills at the beginning of the second quarter and the Phillips results are included beginning with the first day of the quarter (August 4, 1997). The company attributes this consistent record to several key competitive strengths:

Diverse Global Customer Base - penetrating  other end-use markets in addition to
U. S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture; sales to these other markets accounted for approximately 50% of net sales during the second quarter; additionally, no one customer accounted for more than 7% of sales during the second quarter of fiscal 1998;

Design Innovation - investing in the creative aspect of our business - the company has significantly increased the resources (both designers and computer-aided design (CAD) systems) dedicated to the design and product development areas in each business unit; the company's in-house design staff now includes over 50 people. Additionally, the company is planning to open its state-of-the-art design center in Burlington, North Carolina during January 1998 that will bring together most of its design resources in one facility and utilize advanced CAD systems and technology.

Vertical  Integration  -  realizing  additional  manufacturing   integration  by
producing various raw material components that are used in the manufacture of its products; and

Ability to Identify and Integrate Acquisitions - investing in selective, accretive acquisitions in complementary businesses which we know and understand, and that strengthen existing marketing positions or add strategic vertical manufacturing capabilities.

NET SALES - Compared with the second quarter of last year, upholstery fabric sales increased 17.2% to $100.7 million and mattress ticking sales increased 15.4% to $22.2 million for the quarter (See Sales by Business Unit schedule on Page 5 and Sales by Business Unit - Trend Analysis on Page 7). The growth in upholstery fabric sales for the second quarter primarily reflects the incremental sales from the Phillips acquisition of $10.7 million and gains in Velvets/Prints - up 9.2%; other changes by business unit were:
Rossville/Chromatex - down 0.6 %; and Culp Textures - up 1.9%. The growth in demand in sales for upholstery fabrics from U.S. manufacturers of residential furniture as a group began slowing during the second half of fiscal 1997. That pattern has continued thus far into fiscal 1998. The company believes the financial difficulties of a number of significant furniture retailers, including the recent bankruptcies of Levitz and Montgomery Wards, have significantly contributed to the slower rate of growth. Business with U.S.-based customers increased 10% from a year ago while sales to customers outside the United States rose 36% for the quarter. The sales gains in the U.S. relate to the bedding, commercial and juvenile markets, while the sales gains outside of the U.S. relate principally to the residential furniture market. Sales of wet printed flock upholstery fabrics, which remain one of the company's growing product categories internationally, increased 57.0% from the same quarter a year ago. The increased sales by Culp Home Fashions during the second quarter (up 15.4%) reflect the continued positive response to the new designs and fabric constructions, notably in printed jacquard ticking. The growth in Culp Home Fashions has been significantly aided by the company's investment in additional weaving capacity to manufacture wide jacquard greige, or unfinished, goods at the company's Rayonese facility in Canada. These greige goods are then further processed at other facilities by printing, dyeing and other finishing steps to produce mattress ticking.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
 for the three and six month periods ended November 2, 1997 and October 27, 1996


International sales were up 36.3% for the quarter. International sales in all major regions and each business unit were strong, and accounted for 29% of net sales for the quarter. (See International Sales by Geographic Area schedule on page 6.) The vast majority of international sales are denominated in U.S. dollars.

GROSS PROFIT - The gross profit increase of 18.9% for the second quarter versus the same quarter of last year reflects a substantial gain in the Culp Home Fashions business unit, the incremental gross profit from the Phillips business unit, a moderate increase in Rossville/Chromatex, flat results in Velvets/Prints and lower results in Culp Textures. The overall gross profit margin increased slightly to 18.5% for the quarter versus 18.2% in the same quarter of last year. The company is benefiting significantly from its international sales growth and the operation of its jacquard greige goods facility in Canada (Rayonese), which also will complete a major expansion of wide weaving capacity during the third quarter. Factors which adversely affected the company's profitability during the quarter included: (a) slower growth in demand from U.S. manufacturers of residential furniture; and (b) start-up costs related to expansion projects in the Velvets/Prints business unit (flock coating line, the new printing facility in Lumberton, N.C. and the integration of the Phillips velvet products into new facilities which resulted from the closing of the Phillips velvet plant in August ). The company believes the majority of the start-up and transition issues are now resolved.

S,G&A EXPENSES - S,G&A expenses for the second quarter were essentially flat as a percentage of sales versus the same period of last year. The increase in absolute dollars is principally due to incremental S,G&A expenses for Phillips, higher sales commissions related to international sales and significant investments in additional design resources, which were offset by lower accruals for incentive-based compensation plans and other factors.

INTEREST EXPENSE - The increase for the second quarter of 46.5 % over the same quarter of last year is due to higher average borrowings outstanding, which resulted from the company's acquisition of Phillips Mills that was made on the first day of this quarter, and from capital expenditure and working capital investments that were made during the first half of this year. . INTEREST INCOME
- Interest income increased for the quarter due to the higher level of unspent IRB borrowings which are reported as Restricted Investments on the balance sheet.

OTHER EXPENSE (INCOME), NET - Other expense (income) increased to $425,000 from $301,000 in the same quarter of last year, due primarily to the incremental goodwill amortization related to Phillips.

INCOME TAXES - The effective tax rate for the second quarter was 35.0%, compared with 37.5 % for the same quarter of last year, due to the lower tax rate related to an estimated higher amount of Canadian income and tax benefits related to an estimated higher level of international sales.

EBITDA - EBITDA for the quarter increased 20.0 % to $12.6 million from last year's second quarter and represented 10.3 % of net sales compared with 10.0 % of net sales for the same period of last year.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
 for the three and six month periods ended November 2, 1997 and October 27, 1996


BALANCE SHEET COMMENTS

WORKING CAPITAL - Accounts receivable increased 42.4% from October 1996, due to the Phillips acquisition and increased sales for the second quarter. Days sales outstanding represented 55 days, up from 45 days at October 27, 1996 and 49 days at April 27, 1997. Accounts receivable continued to increase at a faster rate than sales because of the increasing mix of international sales and mattress ticking sales, which carry longer payment terms than U.S. upholstery fabric sales. Inventories increased 34.2% from October 27, 1996. inventory turns were
6.1 versus 6.6 for last year's second. Operating working capital (comprised of accounts receivable, inventory and accounts payable) increased significantly to $107.8 million at November 2, 1997, from $77.6 million at October 27, 1996 and $80.3 million at April 27, 1997, for the reasons mentioned above.

PROPERTY, PLANT AND EQUIPMENT - The company has maintained a significant program of capital expenditures over the past several years designed to expand capacity to support sales growth, increase vertical integration to lower product costs and control more of its supply of raw materials, and enhance manufacturing efficiencies through modernization. The company is currently planning capital spending of approximately $36 million during fiscal 1998, which includes about $12.5 million for expansion projects (35%); $10.5 million for vertical integration projects (29%); and $13.0 million for modernization projects (36%). The principal expansion project involves completion of various items related to the Lumberton, N.C. printing facility. The key vertical integration projects include yarn extrusion expansion and additional weaving capacity for jacquard greige goods at Rayonese. The modernization projects encompass a number of smaller projects throughout the company's operations. Depreciation expense for fiscal 1998 is expected to be approximately $15.0 million.

LONG-TERM DEBT - The company's funded debt-to-capital ratio was 52.8 % at November 2, 1997, up from 46.2% at October 27, 1996, and up from 37.2 % at April 27, 1997. Funded debt was $131.8 million at November 2, 1997, up from $ 74.6 million at October 27, 1996 and up from $ 65.6 million at April 1997. (Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds.) The increase in funded debt from April 1997 resulted from the Phillips acquisition ($36.6 million), capital expenditures ($19.2 million), an operating cash flow deficit ($5.1 million), and a decrease in accounts payable related to capital expenditures ($3.9 million). The sources of financing used to fund the Phillips acquisition were borrowings under the company's revolving credit facility in the amount of $31 million and a note payable from the seller of $6 million.

PHILLIPS ACQUISITION - On August 5, 1997, the company acquired the business and certain assets relating to the upholstery fabric businesses operating as Phillips Mills. Based on the terms of the asset purchase agreement, the transaction is valued at approximately $37 million, which included cash, seller debt retired, a note payable to the seller and acquisition costs. The consideration for the acquisition also included stock options and an agreement for contingent payments to the selling companies within three years following closing that could range from $0 to $5,500,000, depending upon the future sales performance of the Phillips jacquard fabric product line. (See Form 8-K, dated April 30, 1997, which provides additional information related to the acquisition
 .)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
 for the three and six month periods ended November 2, 1997 and October 27, 1996



PENDING ACQUISITION OF ARTEE INDUSTRIES - On October 14, 1997, Culp entered into a definitive ASSET PURCHASE AGREEMENT to acquire the business and substantially all assets and to assume certain liabilities of Artee Industries, Incorporated ("Artee"), a yarn manufacturer. The transaction value at closing is estimated at $17.4 million, and includes the issuance of new shares of Culp common stock, cash and a note, as well as the repayment at closing of Artee's interest-bearing debt. Also, there is an "earn-out" which provides the opportunity for additional consideration of up to $7.2 million (60% in stock and 40% in cash), based upon the profitability of Artee during Culp's fiscal year ending May 2, 1999. The acquisition will be accounted for as a purchase, and therefore the results of Artee from the closing date will be included in Culp's results. Closing of the transaction is expected on May 4, 1998, or possibly earlier, if certain profitability levels are reached. Conditions to closing are set forth in the agreement and include, among other things, the satisfactory completion of Culp's due diligence and a minimum net worth requirement. (See Form 8-K, dated October 15, 1997, which provides additional information related to the acquisition.)